            Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macy’s, Inc.:

We consent to the use of our reports dated April 3, 2013 with respect to the consolidated balance sheets of Macy’s, Inc. and subsidiaries as of February 2, 2013 and January 28, 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended February 2, 2013, and the effectiveness of internal control over financial reporting as of February 2, 2013, incorporated by reference in the registration statement.

/s/ KPMG LLP

Cincinnati, Ohio
December 18, 2013